Exhibit 99.1
For Additional Information:
CytRx Corporation
CEOcast, Inc.
Dan Schustack
dschustack@ceocast.com
212-732-4300
CYTRX REPORTS SECOND QUARTER FINANCIAL RESULTS
LOS ANGELES (August 10, 2007) — CytRx Corporation (Nasdaq: CYTR), a biopharmaceutical company engaged in the development and commercialization of human therapeutics, today reported financial results for the three and six months ended June 30, 2007.
“We are aggressively executing on our strategy to broaden research and development activities related to our novel, orally-administered molecular chaperone amplification technology, and have announced plans for clinical testing in three important indications representing large market opportunities,” said Steven A. Kriegsman, President and CEO. “We continue on track to begin our planned Phase IIb clinical trial with our lead molecular chaperone drug candidate arimoclomol in ALS later this year, subject to U.S. Food and Drug Administration (FDA) clearance, and now have clinical data we believe supports administering arimoclomol at a higher dose level than used in our Phase IIa trial and open-label extension. Based on our favorable clinical and preclinical results, we also intend in the first half of 2008, pending FDA clearance, to begin two additional Phase II clinical trials, one with arimoclomol in stroke recovery and a second with our drug candidate iroxanadine for the therapeutic treatment of diabetic foot ulcers. In addition, Dr. Shi Chung Ng has joined us as an important senior member of our scientific team and is working with our Chief Scientific Officer Dr. Jack Barber in our new San Diego research facility.”
REVIEW OF FINANCIAL RESULTS
For the second quarter of 2007, CytRx reported a net loss of $6.2 million, or $0.07 per share, on 85.4 million weighted average shares outstanding. This compares with a second quarter 2006 net loss of $5.5 million, or $0.08 per share, on 70.0 million weighted average shares outstanding. The increase in weighted average shares outstanding resulted primarily from the issuance of shares of common stock upon the exercise of stock options and warrants, and to the completion in April 2007 of a direct equity financing.
Revenue for the three months ended June 30, 2007 was $2.4 million and consisted primarily of service revenue recognized from CytRx’s 2006 royalty transaction with the ALS Charitable Remainder Trust. CytRx will continue to recognize the balance of the deferred revenue recorded from the royalty transaction with the ALS Charitable Remainder Trust on a dollar-for-dollar basis for ALS-related research expenses incurred. CytRx reported no revenues for the second quarter of 2006.

Research and development (R&D) expenses were $6.3 million for the second quarter of 2007, compared with $3.2 million for the second quarter of 2006. The increase in R&D expenses related primarily to (i) a $392,000 increase in expense resulting from the progress of arimoclomol for ALS through Phase IIb studies and related preclinical activities; (ii) $2.3 million in expenses related to the acquisition of certain licensing rights from University of Massachusetts Medical School (UMMS) incurred by RXi Pharmaceuticals (RXi), CytRx’s RNAi subsidiary, and (iii) an additional $300,000 in option expense primarily as a result of options granted to RXi’s scientific advisory board members. General and administrative (G&A) expenses were $4.5 million for the second quarter of 2007, compared with $2.4 million in the comparable prior year period. The increase in G&A expense resulted primarily from (i) $1.2 million of expenses related to RXi and (ii) $900,000 in expenses related to our efforts to comply with the Sarbanes-Oxley Act of 2002.
CytRx reported a net loss for the six months ended June 30, 2007 of $10.8 million or $0.14 per share, based on 79.2 million weighted average shares outstanding, compared with a net loss of $10.1 million, or $0.15 per share, for the six months ended June 30, 2006, based on 66.2 million shares outstanding. Revenue for the first six months of 2007 was $3.9 million and consisted primarily of revenue recorded from the royalty transaction with CytRx’s ALS Charitable Remainder Trust. Revenue for the first six months of 2006 was immaterial. The Company recorded approximately $891,000 million in employee stock-based compensation expense for the first six months of 2007, compared with $696,000 for the first six months of 2006.
Cash, cash equivalents and short-term investments totaled $69.7 million as of June 30, 2007, compared with cash, cash equivalents and short-term investments of $30.4 million as of December 31, 2006. The increase reflects (i) the issuance of 2.4 million shares of common stock upon the exercise of stock options and warrants for proceeds of $4.8 million in the three months ended June 30, 2007, and (ii) the receipt of $34.2 million of net proceeds from a direct equity financing in April 2007, of which $15 million was contributed to RXi (net of reimbursed expenses paid by RXi to the Company) in exchange for equity in RXi, to satisfy initial funding requirements under RXi’s agreement with UMMS. That contribution triggered CytRx’s preexisting contractual agreement to reduce its ownership of RXi to less than a majority, which CytRx plans to accomplish through a dividend of RXi shares to CytRx stockholders. CytRx expects to file a registration statement with the SEC with respect to this transaction. Working capital was $59.9 million as of June 30, 2007.
2007 SECOND QUARTER AND RECENT HIGHLIGHTS
Molecular Chaperone Technology Development
CytRx has announced plans to expand its research and development of therapeutic products based on its novel, orally-administered molecular chaperone amplification technology, including broadening its clinical focus beyond the treatment of diseases related to the central nervous system.
•	Last month, the arimoclomol clinical development program was chosen as one of the top 10 most interesting neuroscience products available for partnering by an independent committee assembled by Windhover Information, a leading provider of business information products and services to senior healthcare executives.

•	In July, CytRx leased an approximate 10,000-square-foot office and laboratory space in San Diego to house its molecular chaperone discovery and research operations.

•	In June, CytRx reported promising data from its open-label extension of its completed Phase IIa clinical trial in ALS volunteers. While not placebo-controlled, data indicated that arimoclomol at a 100 mg dose three times daily appeared to be safe and well-tolerated throughout a six-month period. Additionally, the rate of decline of several key disease symptom indicators in the arimoclomol-treated group compared favorably to a matched historical control.

•	In June, CytRx reported that safety and tolerability results from its double-blind, placebo-controlled, rising multiple dose clinical trial with arimoclomol in healthy volunteers are believed to support the use of arimoclomol in future clinical trials, including its planned ALS Phase IIb clinical trial, at doses up to six-fold higher than that used in its previous Phase IIa clinical trials for ALS.

•	In May, CytRx reported that its drug candidate iroxanadine had demonstrated the ability to dramatically and reproducibly accelerate the healing of skin wounds in diabetic animals, and announced plans to move into a Phase II clinical trial with this drug candidate for the treatment of diabetic foot ulcers in the first half of 2008, subject to FDA clearance.

•	In May, CytRx named Shi Chung Ng, Ph.D., to the newly created position of Senior Vice President or Research and Development. Dr. Ng has more than 20 years of drug discovery research experience and a track record of successfully taking novel agents from discovery research through to development as a drug candidate.

•	In April, CytRx announced positive results of additional animal stroke studies indicating that arimoclomol significantly accelerated the recovery of sensory and motor function in an experimental rat model of stroke, even when treatment was withheld as long as 48 hours after stroke was induced. CytRx intends in the first half of 2008 to initiate a Phase II clinical trial with arimoclomol in patients for stroke recovery, subject to FDA clearance.
RXi Pharmaceuticals
In January 2007, CytRx established RXi Pharmaceuticals Corporation (RXi), a majority-owned subsidiary. CytRx contributed its RNAi assets to RXi, making it one of the few companies focused exclusively on developing and commercializing therapeutic products based on RNAi technology. RXi’s mission is to build on CytRx’s RNAi therapeutics programs with an initial focus on type 2 diabetes, obesity, oncology and neurodegenerative diseases including ALS. Second quarter and recent RXi highlights include:
•	In June, named RNAi opinion leader Dmitry Samarsky, Ph.D., as Vice President of Technology Development. Dr. Samarsky has authored one dozen review articles and book chapters in the field of RNAi and is routinely quoted in major publications including Nature, Science and Fortune magazines. Over the past five years, he has presented at and served as an advisor for numerous academic and industry trade RNAi conferences.

•	In May, received $15 million as an investment from CytRx to satisfy its initial funding requirements under its various agreements with UMMS.

•	In April, announced that Dr. Nassim Usman joined its scientific advisory board, bringing extensive experience in RNAi. Dr. Usman previously served as Vice President of Research & Development, Chief Scientific Officer and Chief Operating Officer at Sirna Therapeutics Inc. prior to its acquisition by Merck, where he was instrumental in building Sirna’s RNAi technology, moving several RNA drugs into clinical development and negotiating alliances with major pharmaceutical firms.

•	In April, announced the publication in the April 2007 issue of the peer-reviewed scientific journal ACS Chemical Biology of RNAi delivery nanoparticle technology that is exclusively licensed to RXi and developed by company co-founder, Scientific Advisory Board member and UMMS Professor of Biochemistry and Molecular Pharmacology Tariq M. Rana, Ph.D., together with other UMMS researchers.
Financing
•	In April, CytRx completed a net $34.2 million private placement led by Lehman Brothers to existing and new institutional investors. CytRx invested $15 million of the proceeds in RXi, increasing its ownership to nearly 86%. CytRx has agreed with UMMS and RXi’s other stockholders to reduce its ownership of RXi to less than a majority of the outstanding common stock as soon as practicable.

Investment Conference Presentations
CytRx management presented at the following investment community conferences:
•	Acumen BioFin Rodman & Renshaw 4th Annual Global Healthcare Conference (May 2007)

•	UBS Global Generic and Specialty Pharmaceuticals Conference (May 2007)

•	Deutsche Bank 32nd Annual Health Care Conference (May 2007)
Other Corporate Events
•	In June, CytRx joined the reconstituted Russell 3000® Index, a widely used index used by investment managers and institutional investor for index funds and as benchmarks for both passive and active investment strategies.
About Arimoclomol
Arimoclomol is one of CytRx’s three orally-administered, clinical stage small molecule compounds. This small molecule drug candidate is believed to function by stimulating a normal cellular protein repair pathway through the activation of “molecular chaperones.” Since damaged proteins called aggregates are thought to play a role in many diseases, CytRx believes that activation of molecular chaperones could have therapeutic efficacy for a broad range of diseases.
Background on Arimoclomol for ALS
CytRx plans to begin a Phase IIb trial with arimoclomol for the treatment of ALS in the second half of this year, subject to FDA clearance. This trial, currently expected to include approximately 390 ALS patients enrolled at 30 to 35 clinical sites in the U.S. and Canada, will be designed to monitor changes in disease progression and should be completed about 18 months after patient enrollment begins.
In September 2006, CytRx announced receipt of $24.5 million in a non-dilutive agreement with the privately funded ALS Charitable Remainder Trust to fund continued arimoclomol development for the treatment for ALS in return for a 1% royalty from potential worldwide sales of arimoclomol for the treatment of ALS. The Greater Los Angeles Chapter of The ALS Association is the charitable beneficiary of the ALS Charitable Remainder Trust. Arimoclomol for the treatment of ALS has been granted Fast Track designation and Orphan Drug status by the FDA and orphan medicinal product status by the European Commission.
Background on Arimoclomol for Stroke
In April 2007, CytRx announced positive results of animal stroke studies indicating that arimoclomol significantly accelerated the recovery of sensory and motor function in an experimental rat model of stroke, even when treatment was withheld as long as 48 hours after stroke was induced. These data confirm and expand upon preclinical data announced late in 2006. The flexibility to administer arimoclomol for delayed intervention is an advantage compared with currently-marketed drugs for the treatment of stroke and, if efficacious, arimoclomol may allow substantial penetration into the $58 billion stroke market. CytRx is currently planning to initiate a potential Phase II clinical trial with arimoclomol in stroke patients in the first half of 2008.
About Iroxanadine
Iroxanadine has been tested in two Phase I clinical trials and one Phase II clinical trial where it was well tolerated and showed signs of efficacy, significantly improving the function of endothelial cells in blood vessels of patients at risk of cardiovascular disease. CytRx plans to move into a Phase II clinical trial with iroxanadine for the treatment of diabetic foot ulcers in the first half of 2008, subject to FDA clearance.

About Diabetic Foot Ulcers
According to the American Diabetes Association, 20.8 million Americans, or 7% of the population, have diabetes. Approximately 15% of these patients will experience a foot ulcer in their lifetime. according to the National Institutes of Health. In 2002, about 82,000 non-traumatic lower-limb amputations were performed in people with diabetes. The rate of amputation for people with diabetes is 10 times higher than for people without diabetes, making complications from diabetic foot ulcers one of the most common causes of non-traumatic lower extremity amputations in the industrialized world. Costs for the care of ulcerated wounds in the United States have been estimated at $5 billion.
About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company engaged in the development of high-value human therapeutics. The Company owns three clinical-stage compounds based on its small molecule “molecular chaperone” amplification technology. In September 2006, CytRx announced that arimoclomol was shown to be safe and well tolerated at all three doses tested in its Phase IIa clinical trial in patients with ALS. The Company plans to enter a Phase IIb clinical trial with arimoclomol in ALS in the second half of 2007, subject to FDA clearance. The FDA has granted Fast Track designation and Orphan Drug status to arimoclomol for the treatment of ALS, which has also been granted orphan medicinal product status for the treatment of ALS by the European Commission. The Company has announced plans to commence a Phase II clinical trial for arimoclomol in stroke recovery in the first half of 2008, subject to FDA clearance. The Company has also announced plans to commence a Phase II clinical trial with its next drug candidate, iroxanadine, for diabetic foot ulcers in the first half of 2008, subject to FDA clearance. In addition, the Company has openeda research and development facility in San Diego. For more information on the Company, visit www.cytrx.com.
About RXi Pharmaceuticals Corporation
Worcester, Massachusetts-based RXi Pharmaceuticals Corporation, a majority-owned subsidiary of CytRx, is a biopharmaceutical research and development company that focuses on developing RNAi-based therapeutics for the treatment of human disease. RXi’s initial focus is on neurodegenerative diseases, oncology, type 2 diabetes and obesity. RXi has licenses to a diverse series of early patents and patent applications that were filed from 1998 to 2006 in the areas of RNAi target sequences, RNAi chemistry and RNAi delivery. RXi was founded by CytRx and RNAi pioneers Craig Mello, Ph.D., 2006 Nobel Laureate for discovering RNAi and inventing RNAi therapeutics; Tariq M. Rana, Ph.D., inventor of fundamental technology for stabilizing RNAi and of RNAi nanotransporters; Greg Hannon, Ph.D., discoverer of RNAi mechanism (RISC) and short hairpin RNAi (shRNAi); and Michael Czech, Ph.D., a leader in the application of RNAi to diabetes and obesity. RXi’s CEO, Tod Woolf, Ph.D., previously co-invented and commercialized STEALTH™ RNAi, one of the most widely used second-generation RNAi research products.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties described in CytRx’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
[Tables to Follow]

CYTRX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$69,697,571	$30,381,393
Accounts receivable	1,500,000	105,930
Prepaid expense and other current assets	666,334	233,323

Total current assets	71,863,905	30,720,646
Equipment and furnishings, net	214,715	252,719
Molecular library, net	238,703	283,460
Goodwill	183,780	183,780
Deposits and prepaid insurance expense	172,418	195,835

Total assets	$72,673,521	$31.636,440

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,904,002	$955,156
Accrued expenses and other current liabilities	2,732,869	2,722,478
Deferred revenue, current portion	7,329,548	6,733,350

Total current liabilities	11,966,419	10,410,984
Deferred revenue, non-current portion	11662,413	16,075,117

Total liabilities	23,628,832	26,486,101

Stockholders’ equity:
Minority interest in subsidiary	—	—
Preferred Stock, $.01 par value, 5,000,000 shares authorized, including 5,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $.001 par value, 125,000,000 shares authorized; 88,574,000 and 70,789,000 shares issued at June 30, 2007 and December 31, 2006, respectively	88,574	70,789
Additional paid-in capital	201,620,189	146,961,657
Treasury stock, at cost (633,816 shares held at June 30, 2007 and December 31, 2006, respectively)	(2,279,238)	(2,279,238)
Accumulated deficit	(150,384,836)	(139,602,869)

Total stockholders’ equity	49,044,689	5,150,339

Total liabilities and stockholders’ equity	$72,673,521	$31,636,440

CYTRX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenue:
Service revenue	$2,369,513	$—	$3,816,506	$60,830
Grant revenue	—	—	116,070
Other revenue	1,000	—	1,000	—

	2,370,513	—	3,933,576	60,830

Expenses:
Research and development (includes non-cash expense as follows: $144,000 and $77,000 of employee stock-based compensation expense for the three months ended June 30, 2007 and June 30, 2006, respectively, $181,000 and $160,000 of employee stock-based compensation expense for the six months ended June 30, 2007 and 2006 respectively; $339,000 and $61,000 of non-employee stock-based compensation for the three months ended June 30, 2007 and 2006, respectively; $1,058,000 and $105,000 of non-employee stock-based compensation for the six months ended June 30, 2007and 2006, respectively, and an aggregate 462,112 shares of RXi common stock valued at $2,311,560 issued in exchange for licensing rights)
	6,266,316	3,205,372	9,883,207	5,517,383
General and administrative (includes non-cash expense as follows: $599,000 and $274,000 of employee stock-based compensation for the three months ended June 30, 2007 and 2006, respectively, and $710,000 and $536,000 of employee stock-based compensation expense for the six months ended June 30, 2007 and 2006, respectively, and $0 and $58,000 of non-employee stock-based compensation for the three months ended June 30, 2007 and 2006, respectively, and $0 and $126,000 of non-employee stock-based compensation for the six month periods ended June 30, 2007 and 2006, respectively)	4,497,444	2,436,916	7,374,012	4,459,582

	10,763,760	5,642,288	17,257,219	9,976,965

Loss before other income	(8,393,247)	(5,642,288)	(13,323,643)	(9,916,135)
Other income:
Interest and dividend income	659,062	176,908	1,039,676	284,398
Other Income	1,500,000	—	1,500,000	—

Minority interest in losses of subsidiary	—	—	2,000	—

Net loss applicable to common shareholders before deemed dividend	(6,234,185)	(5,465,380)	(10,781,967)	(9,631,737)
Deemed dividend for anti-dilution adjustment made to outstanding common stock warrants	—	—	—	(488,429)

Net loss applicable to common shareholders	$(6,234,185)	$(5,465,380)	$(10,781,967)	$(10,120,166)

Basic and diluted:
Loss per common share	$(0.07)	$(0.08)	$(0.14)	$(0.15)

Weighted average shares outstanding	85,379,769	69,977,876	79,242,321	66,181,900